Exhibit 5.1

March 15, 2017

Skyline Medical, Inc.

2915 Commers Drive, Suite 900

Eagan, MN 55121

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of Skyline Medical, Inc. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to registration of 40,000 shares of common stock, $.01 par value per share, that may be issued by the Company (the “Shares”), pursuant to a stock option agreement providing for an employee inducement grant between the Company and an employee, which was entered into in connection with the commencement of such employee’s employment with the Company pursuant to Nasdaq Stock Market Rule 5635(c)(4) (the “Inducement Award Agreement”). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that the Shares, when issued and paid for as contemplated by the Inducement Award Agreement, and when delivered against payment thereof in the manner contemplated by the Inducement Award Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maslon LLP